TEXAS CAPITAL VALUE FUNDS, INC.

ARTICLES OF AMENDMENT


Texas Capital Value Funds, Inc., a Maryland Corporation
("Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: On July 30, 2005, the Board of Directors of Texas
Capital Value Funds, Inc. ("Board"), under authority contained in the Corporation's charter, has:

        (a)changed the name of the 25,000,000 shares previously designated as the series "Value and Growth Portfolio" to "Value and Growth Portfolio - Class A shares",

        (b) created and established a new share class of a series of the Corporation, to be known as "Value and Growth Portfolio -
Class C shares" and reclassified 25,000,000 authorized but unissued shares of capital stock of the Corporation as "Value and Growth Portfolio - Class C shares".

        The par value of the shares of capital stock of the Corporation remains $0.0001 per share, the number of shares that the Corporation has authority to issue remains one hundred million (100,000,000), and the aggregate par value of the Corporation's shares remains ten thousand ($10,000) dollars.

        SECOND:   Each Class A and Class C share of the
Value and Growth Portfolio (the "Series") shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

(1) The net asset values of the Class A and Class C shares of the Series shall be calculated separately.
In calculating the net asset values,

a. Each class of the Series shall be charged with the Rule 12b-1 fees attributable to that class, and not with the Rule 12b-1 fees attributable to any other class;

b. Each class of the Series shall be charged separately with such other expenses as may be permitted by Securities and Exchange
Commission ("SEC") rule or order and as the Board shall deem appropriate;

c. All other fees and expenses shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require.

(2) Dividends and other distributions (if any) shall be paid on Class A and Class C shares of the Series at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A and Class C shares. In calculating the amount of any dividend or other distribution,

a. Each class of the Series shall be charged with the Rule 12b-1 fees attributable to that class, and not with Rule 12b-1 fees attributable to any other class;

b. Each class of the Series shall be charged separately with such other expenses as may be permitted by SEC rule or order as the Board shall deem appropriate;

c. All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require.

(3) Each class of the Series shall vote separately on matters pertaining only to that class as the directors shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series.

(4) Each class shall be subject to such deferred sales charge upon redemption of shares, as shall be approved by the Board.

      THIRD:     Immediately before filing these Articles of
Amendment, the Corporation had authority to issue one hundred million (100,000,000) shares of capital stock, $0.0001 par value per share, having an aggregate par value of ten thousand ($10,000) dollars. These shares were classified as follows:

Designation                         Number of Shares

Value and Growth Portfolio          25,000,000 shares

Unclassified                        75,000,000 shares

     FOURTH:     Immediately after filing these Articles of
Amendment, the number of shares of capital stock the Corporation shall have the authority to issue remains at one hundred million (100,000,000) shares of capital stock, $0.0001 par value per share, having an aggregate par value of ten thousand ($10,000) dollars. These shares are classified as follows:

Designation                         Number of Shares

Value and Growth Portfolio          25,000,000 Class A shares
                                    25,000,000 Class C shares

Unclassified                        50,000,000 shares



      FIFTH: The foregoing amendments were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Sections 2-105(a)(12) and Section 2-605 of the Maryland General Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

     	SIXTH: The Corporation is registered as an open-end management investment company under the Investment Company
Act of 1940.

     	SEVENTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name on its behalf by its President and attested to by its Secretary on September 28, 2005.




ATTEST:                   Texas Capital Value Funds, Inc.


/s/ Ryan Barden		        /s/ Mark A. Coffelt
----------------------          ----------------------------
Ryan Barden                     Mark A. Coffelt
Secretary                       President